Contact:  William H. Magill, Vice President, Investor Relations
          914-244-7683


  READER'S DIGEST ENTERS INTO SHARE EXCHANGE AGREEMENT WITH
           DEWITT WALLACE-READER'S DIGEST FUND AND
              LILA WALLACE-READER'S DIGEST FUND

 FUNDS EXCHANGE A PORTION OF THEIR CLASS B VOTING STOCK
             FOR CLASS A NONVOTING STOCK



PLEASANTVILLE, NY, September 24, 1999-- The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today announced a share exchange with the DeWitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund (the "Funds"). Under the terms of the exchange, the Funds exchanged approximately
9.3 million shares of Class B voting stock of the Company for approximately 8.0 million shares of Class A nonvoting stock of the Company, at an exchange ratio of 0.865 Class A shares for each Class B share.

Prior to the exchange, the Funds owned 15.5 million shares, or approximately 71 percent, of the Class B voting stock of the Company. As the Funds have publicly disclosed, to avoid the imposition of excise taxes, commencing in the year 2000, the Funds together may not own more than 50 percent of the voting stock of the Company. As a result of today's share exchange, the Funds own approximately 50 percent of the Class B Voting Common Stock.

"We believe the share exchange we are announcing today is clearly in the best interest of the Company and all our other shareholders," said William J. White, Chairman of the Special Committee of the Reader's Digest Board of Directors that represented the Company in negotiations with the Funds. "We exchanged Class A shares for Class B shares already held by the Funds at a discount to recent current market value. We also avoided the alternative of the Funds having to sell a significant number of Class B shares, which we believe would have had a depressing effect on the share price."

The Reader's Digest Association, Inc.
(www.readersdigest.com) is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Worldwide revenues were $2.5 billion for the fiscal year ended June 30, 1999. Global headquarters are located at Pleasantville, New York.

The DeWitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund are leading national private philanthropic foundations established by the founders of The Reader's Digest Association, Inc. In 1998, the two Funds paid out grants in excess of $64 million to improve educational and career development services, mostly for school-age students living in low-income communities and to increase cultural participation in U.S. communities, improve literacy instruction for adults and create and improve urban parks.

     This news release includes "forward-looking statements" within the meaning of the U.S federal securities laws. Forward-looking statements include any statements that address future results or occurrences. These forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of some additional factors that could affect future results and occurrences.